UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 15, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

PDL BioPharma, Inc. (the “Company” or “we”) disclosed in our quarterly report on Form 10-Q for the period ended June 30, 2008 (the “10-Q”) that we expected to receive royalty revenues from UCB S.A. (“UCB”) on sales of UCB’s Cimzia® (certolizumab pegol) product beginning in the third quarter of 2008.  We believe that these royalty revenues are due under the Patent License Agreement, effective October 19, 2001 (the “Celltech License Agreement”), we entered into with Celltech Therapeutics Limited (“Celltech”), which was acquired by UCB.  Under the Celltech License Agreement, we licensed to Celltech certain rights under our Queen et al patents, including U.S. Patent Nos. 5,585,089, 5,693,761, 5,693,762 and 6,180,370.  On September 15, 2008, UCB informed us that it has taken the position that its Cimzia product does not infringe the Queen et al patents and therefore does not intend to pay to us royalties under the Celltech License Agreement on sales of the Cimzia product.

Separately, on August 22, 2008, MedImmune, LLC (formerly known as MedImmune, Inc.) (“MedImmune”) sent to us a notice, purportedly under the Patent License Agreement, effective July 17, 1997, between the Company and MedImmune (the “MedImmune License Agreement”), that MedImmune was exercising its asserted rights under the MedImmune License Agreement to have a non-binding written determination made by non-conflicted legal counsel as to whether MedImmune’s Synagis® (palivizumab) product or motavizumab development product infringes claims under the Queen et al patents, including U.S. Patent Nos. 5,585,089, 5,693,761, 5,693,762 and 6,180,370.  We will mutually select with MedImmune the non-conflicted legal counsel who would make this non-binding determination (the “Opinion Giver”).  We expect that the Opinion Giver would deliver to the Company and MedImmune his or her determination by the end of 2008.  MedImmune has been paying us royalties under the MedImmune License Agreement with respect to sales of the Synagis (palivizumab) product on a quarterly basis since the third quarter of 1998.  We last received a royalty payment from MedImmune with respect to sales of the Synagis (palivizumab) product in August 2008.

We intend to continue to defend and enforce our rights under the Queen et al patents and to enforce our rights under the MedImmune License Agreement and Celltech License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2008

PDL BioPharma, Inc.

	By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary